EXHIBIT 10.3

February 4, 2014

Dear James,

Outerwall is pleased to offer you the position of President, Coinstar, reporting directly to Scott Di Valerio, Chief Executive Officer of Outerwall Inc. (“Outerwall”) effective March 11, 2014. This letter will serve to confirm our understanding of your acceptance of this position.

Salary

Effective March 11, 2014, your compensation will be based on an annual salary of $300,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year).

Bonus Program

You are also eligible to participate in Outerwall's 2014 Incentive Plan for LOB Leaders as administered by the Compensation Committee of the Board of Directors (the “Committee”). As of the effective date of this promotion, your target bonus opportunity will be 50% of eligible earnings. The bonus will be based on company performance and performance goals agreed upon by you and our CEO Scott Di Valerio.

Long-Term Incentive Program

You are eligible to participate in Outerwall’s Long Term Incentive Plan (LTIP). Your LTIP award is also administered by the Committee and the value of the 2014 LTIP will be approximately $300,000. The LTIP award is summarized as follows:

•	The LTIP will consist of approximately fifty percent (50%) performance-based restricted stock (PBRS) and fifty percent (50%) time-based restricted stock.

•	The number of restricted stock awards will be determined based on the closing price of Outerwall stock (Nasdaq: OUTR) on the date of grant.

•
The terms of the 2014 PBRS award will be consistent with those of other senior executives, and it is expected that the Committee will determine the final terms of the 2014 PBRS awards in February of 2014. It is anticipated that the PBRS award will vest over 3 years, with 65% of the award vesting after 2 years and the remaining 35% of the award vesting after three years.

All equity will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements. The equity grants are subject to Compensation Committee approval and equity availability.

Benefits

You will continue to be eligible for your current Outerwall benefits.

At-Will Employment

You may terminate your employment with Outerwall at any time and for any reason whatsoever simply by notifying Outerwall. Likewise, Outerwall may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by Outerwall’s CEO.

Start Date

Your anticipated Start Date is March 11, 2014.

James, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office via fax or email by close of business on February 5, 2014. Congratulations on your promotion, we look forward to an exciting future.

Sincerely,

By:	/s/ Raquel Karls
Name:	Raquel Karls
Title:	Chief Human Resources Officer

Accepted by:
By:	/s/ James Gaherity
Name:	James Gaherity
Date:	February 4, 2014